Exhibit 10.14

Five9, Inc.
2015 Executive Bonus Plan
On February 3, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Five9, Inc. (the “Company”) approved performance targets for the year ending December 31, 2015 that will be used to determine the amount of cash bonus awards that may be earned, on a quarterly basis, by the Company’s Section 16 officers pursuant to the Company’s 2015 bonus program (the “2015 Bonus Program”).
Funding of the 2015 Bonus Program will be based upon the Company’s financial performance and each officer’s individual performance for the year ending December 31, 2015, using a weighting of 75% for Company financial performance and 25% for individual performance (with the exception of Michael Burkland, whose funding will be determined solely on Company financial performance, and Dan Burkland, whose funding will be determined using a weighting of 60% for sales performance and 40% for Company financial performance). Financial performance will be based upon the Company’s achievement of predetermined revenue and adjusted EBITDA targets using a weighting of 80% for performance achieved against the revenue target and 20% for performance achieved against the adjusted EBITDA target. Achievement below 90% of either the revenue target or the adjusted EBITDA target would result in no cash payout with respect to such target. Achievement up to 125% of the revenue target would result in increasing payouts up to a maximum payout of 150% of the portion of the target bonus allocated to the revenue target. Achievement up to 140% of the adjusted EBITDA target would result in increasing payouts up to a maximum payout of 180% of the portion of the target bonus allocated to the adjusted EBITDA target. In the event that the Company achieves less than 80% of the adjusted EBITDA target, the maximum cash payout for achieving the revenue target will be 100% of the revenue target bonus.
Below are the annual target bonus levels under the 2015 Bonus Program for the Company’s listed Section 16 officers:

Name	Annual Target Bonus (USD)	Annual Target Bonus as a Percentage of Base Salary
Michael Burkland	$320,000	60%
Barry Zwarenstein	$147,000	40%
Moni Manor	$129,000	44%
Dan Burkland	$247,000	78%
Scott Welch	$92,000	28%